Exhibit 21

List of Subsidiaries

The following are the registrant’s principal subsidiaries and jurisdictions of organization:

GWG Life, LLC (Delaware)

GWG DLP Funding IV, LLC (Delaware)

GWG Life Trust (Utah)

GWG MCA Capital, Inc. (Delaware)

GWG Life USA, LLC (Delaware)

Life Epigenetics Inc. (Delaware)

Wirth Park Agency, LLC (Delaware)